QUERYOBJECT SYSTEMS CORPORATION                                  EXHIBIT  11.1

COMPUTATION OF NET LOSS PER SHARE
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                                                                Three Months Ended March 31,
                                                                ----------------------------

                                                                   2001            2000
                                                               ------------    ------------

Common shares outstanding at beginning of year                   10,361,657       4,983,663

           Issuance of common stock                               1,184,444               0

           Conversions of preferred stock into common shares              0       2,766,756

           Warrants exercised into common shares                          0         552,246

           Stock options exercised into common shares                     0          10,707
                                                               ------------    ------------

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                       11,546,101       8,313,372
                                                               ============    ============

Net loss                                                       $ (3,158,092)   $ (1,994,892)
                                                               ============    ============

Basic and diluted net loss per common share                    $      (0.27)   $      (0.24)